Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Jim Bazet
Chairman and CEO
Cobra Electronics Corporation
773-804-6265
jbazet@cobra.com

Media Contact:	Chris Doyle
Annual Reports, Inc.
317-736-8838
chrisdoyle@annualreportsinc.com

COBRA ELECTRONICS REPORTS INCREASED OPERATING INCOME

Despite lower net sales, operating income increases in the fourth quarter

CHICAGO, IL – FEBRUARY 19, 2014 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global designer and marketer of mobile communications and navigation products, today reported net income of $1.9 million or $0.29 per share, for the fourth quarter of 2013 as compared to net income of $1.4 million, or $0.21 per share, for the fourth quarter of 2012. In addition, there was operating income of $1.8 million for the current quarter compared to operating income of $1.4 million in the same quarter last year. These results reflected a decrease in selling, general and administrative (“SG&A”) expense that was partially offset by slightly lower net sales and gross margin.

Consolidated net sales were $35.0 million compared to $35.7 million in the fourth quarter of 2012, with the Cobra segment reporting a $1.5 million, or 4.5%, drop in sales and the Performance Products Limited (“PPL”) segment reporting a sales increase of $724,000, or 25.4%. The lower sales for the Cobra segment resulted from a drop in domestic sales of Detection and Truck Navigation products, partially offset by increases in European sales and a new category, Dash Cams. The lower sales of Detection products reflected reduced sales at two large retailers that continued to face headwinds in a challenging retail market and the drop in sales of Truck Navigation products resulted from lower sell-through experienced by travel centers generally and increased competition. European sales in the Cobra segment increased 26.8% primarily due to higher sales of radar detectors and a new line of marine radios. The PPL sales increase was attributable to a 40.6% increase in sales of Truckmate™ navigation products.

Consolidated gross margin was 28.3 percent compared to 28.8 percent in the fourth quarter of 2012 primarily as a result of a less favorable sales mix and seasonal promotions in the PPL segment. The gross margin for the Cobra segment was 28.1 percent compared to 28.0 percent in the fourth quarter 2012 as a result of the introduction of new Citizens Band radio models in South America. PPL’s gross margin decreased to 30.8 percent from 38.9 percent last year reflecting mainly more close-out sales at reduced margins and seasonal promotions for certain products.

Cobra Fourth Quarter Results – 2

“We are pleased to report a healthy increase in operating income in the fourth quarter 2013, which was driven by significantly reduced SG&A expense. In addition, we are encouraged by the net sales generated by several new products introduced in the quarter, the significant increase in European net sales and an increase in gross margin for the Cobra segment” said Jim Bazet, Cobra’s Chairman and Chief Executive Officer.

SG&A expenses were $8.1 million in the fourth quarter of 2013 compared to $8.9 million in the prior year’s quarter. Variable selling expenses declined consistent with net sales. Fixed expenses decreased as a result of lower legal and management incentive expenses and the implementation of expense reduction measures.

Interest expense for the fourth quarter of 2013 was $263,000 compared to $271,000 for the fourth quarter of 2012 primarily due to lower average debt during the quarter. Other income was $482,000 compared to other income of $337,000 in the prior year’s quarter primarily due to a higher gain on the cash surrender value of life insurance that the Company owns for the purpose of funding deferred compensation programs for certain current and former officers of the Company. A tax provision of $46,000 was recorded in the current quarter as compared to an $83,000 tax provision in the fourth quarter of 2012 mainly due to a drop in the UK tax rate for PPL.

Interest-bearing debt increased to $20.7 million as of December 31, 2013 compared to $20.3 million at December 31, 2012. Cash on hand at December 31, 2013 was $3.1 million as compared to $1.8 million at December 31, 2012 mainly due to the timing of foreign cash receipts. Inventory at the end of the fourth quarter decreased to $35.8 million from $38.1 million at December 31, 2012 as a result of tight inventory management. Accounts receivable at the end of the quarter were $19.3 million, a decrease from $20.9 million one year earlier, which primarily reflected the lower sales in the Cobra segment.

Due mostly to the Company’s performance in the third quarter of 2013, the Company did not meet the required minimum fixed charge coverage ratio for the fourth quarter under its credit agreement (which is measured on a rolling four quarter basis). The Company is working with its lenders to finalize the form of a waiver of the fourth quarter non-compliance with the minimum fixed charge coverage ratio.

For the fiscal year, consolidated net sales were $111.2 million compared to $118.9 million for the same period of 2012. In addition to decreased sales, a lower gross margin of nearly two points and significantly increased SG&A expense for the Fleming patent litigation in the first two quarters of 2013 resulted in an operating loss of $1.7 million for fiscal year 2013 as compared to a $3.3 million operating income for the prior fiscal year. The net loss for the fiscal year was $1.1 million, or $0.17 per share, as compared to a net income of $3.2 million or $0.48 per share in the prior year.

In discussing the outlook for the first quarter of 2014, as well as the entire year, Mr. Bazet said, “In 2014, we will be focusing on building on the momentum of the fourth quarter of last year. The Company expects the seasonal operating loss in the first quarter of 2014 to be substantially smaller than the first quarter of 2013. In addition, the Company anticipates a significantly improved level of

Cobra Fourth Quarter Results – 3

operating income in 2014 due to the introduction of many exciting and innovative new products, which were well received at the recent Consumer Electronics Show, as well as planned geographic expansion of our distribution and increased penetration into online sales channels.”

Cobra will be conducting a conference call on February 19, 2014 at 11:00 a.m. EDT to discuss fourth quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global designer and marketer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and Citizens Band radio industries, Cobra identified new growth opportunities and has aggressively expanded into the marine market and has expanded its European operations. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra Fourth Quarter Results – 4

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended		For the Twelve Months Ended
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2013	2012	2013	2012
Net sales	$34,992	$35,732	$111,237	$118,906
Cost of sales	25,076	25,429	80,948	84,378

Gross profit	9,916	10,303	30,289	34,528
Selling, general and administrative expense	8,148	8,921	31,988	31,236

Earnings (loss) from operations	1,768	1,382	(1,699)	3,292
Other (expense) income:
Interest expense	(263)	(271)	(778)	(1,036)
Other, net	482	337	1,280	1,022

Earnings (loss) before taxes	1,987	1,448	(1,197)	3,278
Tax provision (benefit)	46	83	(57)	108

Net earnings (loss)	$1,941	$1,365	$(1,140)	$3,170

Net earnings (loss) per common share:
Basic	$0.29	$0.21	$(0.17)	$0.48
Diluted	$0.29	$0.21	$(0.17)	$0.48

Weighted average shares outstanding:
Basic	6,605	6,611	6,609	6,599
Diluted	6,605	6,621	6,609	6,613

Cobra Fourth Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	December 31,	December 31,
	2013	2012
ASSETS:
Current assets:
Cash	$3,059	$1,785
Accounts receivable, net	19,338	20,943
Inventories, net	35,810	38,068
Other current assets	3,686	3,071

Total current assets	61,893	63,867
Property, plant and equipment, net	5,453	5,323
Total other assets	15,460	14,300

Total assets	$82,806	$83,490

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$5,726	$5,598
Accrued liabilities	7,221	7,931
Short-term debt	20,673	20,284

Total current liabilities	33,620	33,813

Non-current liabilities:
Deferred taxes	653	886
Deferred compensation	7,910	7,780
Other long-term liabilities	714	751

Total non-current liabilities	9,277	9,417

Shareholders’ equity	39,909	40,260

Total liabilities and shareholders’ equity	$82,806	$83,490